EXHIBIT 99.1

MURPHY OIL CORPORATION ANNOUNCES CHANGES IN EXECUTIVE
MANAGEMENT AND ALIGNMENT OF NEW ROLES AND RESPONSIBILITIES
EL DORADO, Arkansas, May 21, 2020 – Murphy Oil Corporation (NYSE: MUR) today announced that Walter K. Compton, Executive Vice President and General Counsel, will retire from the company effective June 1, 2020. The current Vice President, Law and Corporate Secretary, E. Ted Botner, will be assuming Mr. Compton’s responsibilities in addition to maintaining his current duties under the new title Senior Vice President, General Counsel and Corporate Secretary. Mr. Botner will now be reporting to Roger W. Jenkins, President and Chief Executive Officer.
“Walter joined the Law Department over 32 years ago. During his distinguished law career, he has led numerous strategic transactions on behalf of the company, including the spin-off of Murphy USA, as well as many complex upstream and downstream acquisitions and divestitures. I wish him all best in his retirement,” stated Roger W. Jenkins, President and Chief Executive Officer.
Mr. Botner joined Murphy’s Law Department in 2001 as an Attorney. Over his 19-year career with the company, he has held several positions with increasing responsibilities in the US and Malaysia, including Commercial Manager for Murphy Sarawak and General Manager, Malaysia, culminating in his current position of Vice President, Law and Secretary. Mr. Botner earned bachelor’s degrees in arts and business administration from the University of Texas, a Master of Business Administration from Southern Methodist University and a law degree from the University of Arkansas.
The company also announced that Michael K. “Mike” McFadyen, Executive Vice President, Offshore, has decided to leave the company effective June 1, 2020. Eric M. Hambly, currently Executive Vice President, Onshore, will be assuming Mr. McFadyen’s responsibilities under the new title Executive Vice President, Operations and will continue to report to Jenkins.

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“Mike has been a key member of the executive team, making several important contributions to Murphy’s success over his 18-year tenure. He spent several years helping build our Malaysia assets into a multi-billion dollar business and then was instrumental in growing our onshore portfolio in the US and Canada. I wish him all the best in his retirement,” stated Jenkins.
Over his 14-year career with the company, Mr. Hambly has earned roles with increasing responsibilities, primarily focusing on the company’s Malaysia assets, and later to onshore operations in the US and Canada. Mr. Hambly earned bachelor’s and master’s degrees in Chemical Engineering from Brigham Young University and has completed the General Management Program at Harvard Business School.
“Both Ted and Eric are experienced leaders with proven track records in their respective fields. On behalf of the Board of Directors and the executive management team, I would like to congratulate them on their new positions. We are looking forward to continuing to work with them,” stated Jenkins.
ABOUT MURPHY OIL CORPORATION
As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. It challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are

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subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: macro conditions in the oil and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses; other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107
Bryan Arciero, bryan_arciero@murphyoilcorp.com, 281-675-9339
Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470

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